Exhibit 99.1

VIAD CORP SCHEDULES SECOND QUARTER 2021 EARNINGS CALL

ENDS 2021 SECOND QUARTER IN SOLID LIQUIDITY POSITION

LAUNCHES PROCESS TO REFINANCE 2023 DEBT MATURITY

PHOENIX, July 13, 2021—Viad Corp (NYSE: VVI), a leading provider of experiential leisure travel and live events and marketing experiences, announced today the details of its 2021 second quarter earnings call, its preliminary June 30, 2021 liquidity position, and the launch of a process to refinance its $450 million revolving credit facility that matures in 2023.

Earnings Conference Call Details

We will host a teleconference with investors and analysts to review second quarter 2021 results on Thursday, August 5, 2021, at 5:00 p.m. (Eastern Time). We will issue a press release outlining our financial results on that date and will also post it on our website at www.viad.com prior to the call.

To join the live conference call, please register at least 10 minutes before the start of the call using the following link: https://www.incommglobalevents.com/registration/client/8249/viad-corp-second-quarter-2021-earnings-call/. After registering, an email confirmation will be sent that includes dial-in information as well as unique codes for entry into the live call. Registration will be open throughout the call. However, we recommend that you register a day in advance to ensure access for the full call.

A live audio webcast of the call will also be available in listen-only mode through the “Investors” section of our website. A replay of the webcast and conference call will be available shortly after the call.

June 30, 2021 Preliminary Liquidity

As of June 30, 2021, our total available liquidity was approximately $196 million, comprising approximately $37 million in unrestricted cash, approximately $114 million of available capacity on our revolving credit facility, and an additional $45 million available to us through a delayed draw commitment from Crestview Partners.  These amounts are preliminary and subject to change as we complete our closing procedures.

Steve Moster, president and chief executive officer, commented, “We ended the second quarter in a solid liquidity position that was stronger than our prior guidance of approximately $175 million.  Pursuit continues to experience strong advance bookings for its Glacier Park and Alaska experiences, which are pacing ahead of 2019. Bookings for Pursuit’s Banff Jasper Collection remain behind 2019 levels but are improving as Canada continues to loosen restrictions with increased vaccinations.  We are also seeing increased business activity at GES as most U.S. states have re-opened for live events.”

Debt Refinancing

We have commenced a process to refinance our existing $450 million Senior Secured Revolving Credit Facility, which matures in 2023, with a new senior secured credit facility that meaningfully extends the maturity of our debt and provides increased financial flexibility to support our growth initiatives.

The new facility is expected to comprise a $400 million Term Loan B that matures in 2028 and a $100 million revolving credit facility that matures in 2026.  The proceeds from the Term Loan B will be used to repay the existing revolving credit facility, which had an outstanding balance of approximately $327

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million at June 30, 2021, and for general corporate purposes.  These transactions are anticipated to be completed by early August.

Moster commented, “With the economic re-opening underway and the favorable debt market environment, we believe the timing is right to proactively refinance our existing credit facility ahead of its 2023 maturity.  The new debt structure will provide a strong foundation for us to continue our exciting growth journey, including Refresh, Build, Buy investments at Pursuit.”

About Viad

Viad (NYSE: VVI) is a leading provider of experiential leisure travel and live events and marketing experiences that generates revenue and shareholder value through two businesses: Pursuit and GES. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, and Reykjavik, as well as new experiences in development in Las Vegas and Toronto.  Pursuit’s collection includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

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Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to anticipate and adjust for the impact of the COVID-19 pandemic on our businesses;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	travel industry disruptions;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our dependence on large exhibition event clients;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	seasonality of our businesses;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, and other catastrophic events;
•	our multi-employer pension plan funding obligations;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	liabilities relating to prior and discontinued operations;
•	adverse effects of show rotation on our periodic results and operating margins;
•	our exposure to currency exchange rate fluctuations;
•	our exposure to cybersecurity attacks and threats;
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data; and
•	changes affecting the London Inter-bank Offered Rate and the Canadian Dollar Offered Rate.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Contacts:

Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

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